EXHIBIT 99.2




                    CONSENT OF CAPITAL WEST SECURITIES, INC.








CompuTrac, Inc.
Richardson, Texas  75080



     We hereby consent to the use of our report dated January 3, 2002, rendered to the Board of Directors of CompuTrac, Inc. relating to the transaction between CompuTrac, Inc. and ASA International Ltd. in this Form S-4 Registration Statement.



/s/ Capital West Securities, Inc.



Capital West Securities, Inc.




June 13, 2002